Exhibit 99.18

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”), effective as of July 28, 2022 (the “Effective Date”), is by and between Golden Post Rail, LLC, a Texas limited liability company (“Golden Post”), Matthew K. Rose, and MKR 2022 Grantor Retained Annuity Trust (“MKR GRAT”).

WHEREAS, on July 28, 2022, Golden Post executed that certain Stock Power and Assignment, pursuant to which Golden Post irrevocably assigned and transferred 2,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of DynaResource Inc., a Delaware corporation (the “Company”), to Matthew K. Rose; and

WHEREAS, on July 28, 2022, Matthew K. Rose executed that certain Gift and Stock Power and Assignment, pursuant to which he irrevocably gifted, assigned and transferred the Shares to MKR GRAT.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment of Rights.

(a) Golden Post hereby assigns to Matthew K. Rose any and all anti-dilution rights and protections afforded with respect to the Shares, including, without limitation, the anti-dilution protections set forth in Section 3.13 of that certain Securities Purchase Agreement, dated as of May 6, 2015, by and among the Company, Golden Post and K.D. Diepholz, and Section 2(a) of that certain Warrant Exercise Agreement, dated as of June 28, 2022, by and between the Company and Golden Post (the “Assigned Rights”), effective as of the Effective Date, and Matthew K. Rose hereby accepts such assignment.

(b) Matthew K. Rose hereby assigns the Assigned Rights to MKR GRAT, effective as of the Effective Date and immediately following the assignment referenced in Section 1(a) above, and MKR GRAT hereby accepts such assignment.

2. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

GOLDEN POST RAIL, LLC

By:	/s/ Matthew K. Rose
Name: Matthew K. Rose
Title: Manager, President, Secretary and Treasurer

MATTHEW K. ROSE

By:	/s/ Matthew K. Rose

MKR 2022 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Matthew K. Rose
Name: Matthew K. Rose
Title: Trustee

Signature Page to Assignment Agreement